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                                                                   Exhibit 99(j)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM



We consent to the incorporation by reference in the Registration Statement on Form N 1-A of the Staar Investment Trust of our report, dated February 2, 2005 on the Statements of Assets and Liabilities, including the schedules of investments, as of December 31, 2004, and the related Statements of Operations and Cash Flows for the year ended then and the Statements of Changes in Net Assets for each of the two years in the period then ended and selected per share data and ratios for the periods indicated.



                                                    /s/ Carson & Co., LLC
                                                    ---------------------
                                                    Carson & Co., LLC
                                                    Certified Public Accountants



Sewickley, PA
February 28, 2005